SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: August 26, 2010

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

2825 E. Cottonwood Parkway, Suite 500
               Salt Lake City, Utah 84121
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 990-3457

Item 3.02 Unregistered Sale of Equity Securities

August 26, 2010, Salt Lake City, Utah.

Ensurge, Inc. has entered into a Definitive Agreement with Mineracao Nova Esperanca (New Hope Mining Company) or NME, of Pocone, Mato Grosso, Brazil.  Under provisions of this Agreement, Ensurge will provide technology and the capital equipment necessary to recover gold from tailings ponds created by NME over the past 20 years as well as recover gold from newly created process mill tailings. Also under terms of the Agreement, longer term, Ensurge will undertake an overall mineral assessment of the entire NME mining tenement, of which only about 10% has been explored to date.

Ensurge has previously conducted preliminary due diligence and, with the assistance of Amazon GeoServices, a Belo Horizonte, Brazil geological and mining engineering consulting company, completed a preliminary geological and technology assessment.

Under terms of the Agreement, Ensurge has made an intial payment of $50,000, which was due upon signing this agreement.  Ensurge will fund an Engineering Scoping Study, to be completed by Amazon GeoServices.  Pending successful completion of this study and the determination to move forward with this project, Ensurge will pay an additional $50,000.  Ensurge will then install the equipment recommended by the Engineering Scoping Study with the intent of recovering gold from the existing tailings ponds as well as newly created tailings from the existing processing mill.

In exchange for providing the technological assessment of the Engineering Scoping Study and for providing 100% of the capital costs to construct the tailings processing facility, Ensurge will receive 50% of the after tax profit from the operation of that facility.

In addition, Ensurge will be obligated to make certain progress and milestone payments some of which are dependent upon the amount of gold proven to be in the tailings.  If certain milestones and requirements are met the Company is required to make progress payments in the amount of one million dollars.  These milestones and requirements are uncertain as to the possibility of accomplishment.  Refer to the attached Agreement for complete milestones and progress payments.

Ensurge believes that the Engineering Scoping Study will be completed in 90 days, and if the study indicates that construction of the tailings processing facility is technologically and economically viable, construction, completion and start-up of the tailings processing facility can be completed in an additional 6-9 months.

The attached Agreement has been translated from a Portuguese document into English and may have some immaterial or grammatical differences.

ITEM 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1                      Preliminary Corporate Venture Agreement

Exhibit 10.2                      Press release concerning the Preliminary Corporate Venture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: September 2, 2010	By /s/ Jeff A. Hanks
Jeff A. Hanks
Chief Financial Officer